Exhibit 99.1

Oasis Petroleum Inc. Announces Passing of Director Ted Collins, Jr.
HOUSTON, January 30, 2018 /PRNewswire/ -- Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced today that Ted Collins, Jr., a member of the Company’s Board of Directors, passed away unexpectedly on January 28, 2018. Mr. Collins was appointed to the Company’s Board of Directors in February 2011 and served on the Company’s Audit and Nominating and Governance Committees.
Thomas B. Nusz, Chairman and CEO of Oasis, stated: “We are deeply saddened to announce Ted’s passing. On behalf of the Board of Directors and the entire Oasis team, we want to extend our heartfelt condolences to Ted’s family. Ted was a dear friend, a gentleman, and a valued member of the Oasis family. We will miss him.”
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements regarding the composition of the board of directors and its committees. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis Petroleum is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston and Delaware Basins.
CONTACT: Oasis Petroleum Inc., Taylor Mason, (281) 404-9600, Manager, Corporate Finance & Investor Relations